EXHIBIT 5

LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
(202) 337-5502(fax)
WWW.SFTLAW.COM

October 1, 2012

Board of Directors
Sound Financial Bancorp, Inc.
2005 5th Avenue, Second Floor
Seattle, Washington  98121

Members of the Board:

You have requested the opinion of this firm as to certain matters in connection with the issuance of Sound Financial Bancorp, Inc. (the “Company”) common stock, par value $.01 per share (the “Common Stock”), pursuant to the Sound Financial, Inc. 2008 Equity Incentive Plan (the “Plan”) which was assumed by the Company as a result of the merger of Sound Financial, Inc. with and into the Company on August  22, 2012 in connection with the conversion and reorganization of Sound Community MHC from the mutual to stock form of organization.  We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company’s Charter, Bylaws, resolutions of its Board of Directors, Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

Based upon the foregoing, it is our opinion that upon the effectiveness of the Form S-8, the Common Stock covered by this Form S-8 will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued and non-assessable shares of Common Stock of the Company.

We hereby consent to the inclusion of our opinion as Exhibit 5 to this Form S-8.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Silver, Freedman & Taff, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.